 Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Enters into New Credit Agreement

New York, NY – July 21, 2008 – The Interpublic Group of Companies, Inc. (NYSE:IPG) announced today that it has entered into a three-year revolving credit facility with a syndicate of banks. The facility provides for borrowings of up to US$335 million, of which US$200 million is available for the issuance of letters of credit.

The facility allows Interpublic to increase the aggregate commitment to a maximum amount of US$485 million if lenders agree to the additional commitments. Interpublic may borrow and may request the issuance of letters of credit in U.S. Dollars and other currencies. Interpublic may use the proceeds of advances under the credit facility for general corporate purposes. The credit agreement will expire on July 18, 2011.

Additional details and a copy of the credit agreement can be found in the Current Report on Form 8-K that Interpublic will file with the Securities and Exchange Commission.

Citibank, N.A., acted as administrative agent for the lenders, JPMorgan Chase Bank, N.A., acted as syndication agent, HSBC Bank USA, National Association and ING Capital LLC acted as co-documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as joint lead arrangers and joint book managers.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, Magna, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Campbell Mithun, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

 Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax